FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 David L. Urban (Investors) (414) 524-2838 Fraser Engerman (Media) (414) 524-2733	April 23, 2013

Johnson Controls Reports 2013 Second Quarter Earnings; Re-Affirms Previous Full-Year Guidance

MILWAUKEE, April 23, 2013 . . . For the fiscal 2013 second quarter, Johnson Controls reported net income of $148 million, or $0.21 per share, on $10.4 billion in sales. The results were in-line with expectations. Excluding restructuring and non-recurring items in the 2013 and 2012 fiscal second quarters, highlights include:

•	Net sales of $10.4 billion versus $10.6 billion in Q2 2012, down 1 percent.

•	Income from business segments of $463 million compared with $581 million a year ago, down 20 percent.

•	Net income of $287 million versus $378 million in Q2 2012.

•	Diluted earnings per share of $0.42 versus $0.55 in the same quarter last year.

Johnson Controls said it believes that using the adjusted numbers provides a more meaningful comparison of its underlying operating performance.

A number of non-recurring items impacted Q2 2013 earnings and related earnings per share. They include:

•	$82 million pre-tax gain from acquiring the remaining 50% equity interest in an Automotive Experience joint venture in India ($0.07 per diluted share).

•	$111 million of non-cash tax charges related primarily to valuation allowances in Germany and Brazil ($0.16 per diluted share).

•	$84 million restructuring charge at Automotive Experience related primarily to Interiors-Europe and South America ($0.12 per diluted share).

The company noted that there were non-recurring items as well in Q2 2012, but that there was no net impact on earnings per share.

"Our second quarter results were at the high end of our previous guidance. Building Efficiency posted earnings level with last year despite soft institutional and construction markets which negatively impacted revenues. Automotive Experience benefited from higher auto production in North America and Asia, but these improvements were more than offset by the low production levels as well as operational and restructuring-related costs in Europe,” said Stephen A. Roell, chairman and chief executive officer of Johnson Controls. “We remain committed to improving profitability despite soft global demand in our markets. Our restructuring initiatives are gaining momentum and proceeding as planned. We expect to see significant benefits in the second half of the fiscal year.”

Business Results (excluding restructuring & one-time items)

Building Efficiency continued to experience soft global demand that is impacting sales and orders secured. Sales were $3.5 billion, down 3 percent versus the second quarter of 2012. Higher sales in North America Systems were offset by lower revenues in Europe, Asia and North America Service.

Backlog declined 6 percent, with higher demand in Asia more than offset by softness in energy solutions, the Middle East and Europe. Orders secured dropped 10 percent versus the same quarter last year, with general softness across all major geographic regions. The company noted, however, that it has started to see year-over-year improvement in bidding activity in certain markets, including U.S federal and state government and energy solutions.

Building Efficiency profitability increased in the 2013 quarter as earnings of $139 million were approximately level with the prior year despite the lower revenue. The business benefitted from initiatives to improve labor productivity and to reduce costs. In addition, new pricing programs continue to be implemented across service offerings. Building Efficiency expects higher revenue in the second half of fiscal 2013, led by seasonal growth in North America Service and Unitary Products Group (UPG) and a favorable backlog in Asia. Segment income will increasingly benefit from productivity and restructuring programs initiated over the past year.

Automotive Experience sales in the 2013 second quarter were $5.4 billion, down 3 percent compared to the 2012 second quarter, as higher revenue in North America was more than offset by lower sales in Europe. Automotive industry production in the quarter increased 1 percent in North America and declined 8 percent in Europe. Seating and Interiors sales were down modestly, while Electronics revenue dropped 13 percent. The Electronics revenue decline was primarily the result of lower auto production rates in Europe where the company has a higher level of electronics content.

Revenues in China, which are primarily related to Seating and generated through non-consolidated joint ventures, increased 31 percent to $1.3 billion.

Automotive Experience segment income was $103 million, significantly lower than the same quarter last year. The profitability of all three automotive segments was impacted by the low level of European production. The company said the performance of its European and South American businesses improved sequentially. Seating segment income in the quarter was $98 million, down significantly versus last year, primarily due to operational costs and lower European volumes. Electronics segment income was $24 million, down 35 percent due to European volumes and higher research and development costs. The Interiors business reported a $19 million loss in the quarter mainly due to lower volumes in Europe. Automotive Experience anticipates improved profitability in the second half of fiscal 2013, led by better operational performance in its European and South American businesses, as well as the benefits of its restructuring program in Europe.

Power Solutions saw strong growth in revenue and earnings versus the second quarter of 2012. Sales increased 10 percent to $1.6 billion versus the same quarter last year. Stronger unit shipments in Asia and North America were partially offset by lower volumes in Europe. Power Solutions segment income was $221 million, 11 percent higher than the same quarter last year.

The Company also completed the ramp-up of its recycling facility in South Carolina and the construction of its second Chinese battery plant is proceeding on schedule.

Sale of Automotive Electronics Business

On March 6, Johnson Controls announced it had retained JPMorgan to explore a potential sale of the electronics business to maximize shareholder value. The Company said the process is in its early stages and it expects to provide an update within the next three to four months.

2013 Outlook

Johnson Controls reaffirmed its previous earnings guidance for the 2013 fiscal year of $2.60 - $2.70 per diluted share.

Factors driving improved second half performance include:

•	Realization of benefits from restructuring initiatives

•	Seasonality of Building Efficiency profitability with increasing benefits of improved cost and pricing initiatives

•	Continued sequential improvements in Automotive Experience European and South American businesses

•	Improved Power Solutions profitability associated with vertical integration and favorable year-over-year net lead costs

•	Improved North America and Europe production comparables

The Company said it is comfortable with analyst consensus of $0.75 per share for third quarter 2013 earnings.

“Despite a challenging global market, we anticipate stronger profitability in the second half of fiscal 2013 consistent with market expectations,” said Mr. Roell. “Our second half results will reflect restructuring benefits and improved operating performance. We feel confident with our previously issued guidance for higher Johnson Controls earnings in 2013.”
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FORWARD-LOOKING STATEMENTS
Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2012 and Johnson Controls’ subsequent Quarterly Reports on Form 10-Q. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.
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About Johnson Controls
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 168,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2013, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com. Johnson Controls also uses Twitter for disclosure of already publically available information on the Company. Follow us at http://www.twitter.com/JCI_IR.
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April 23, 2013 Page 5 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2013	2012 (Revised)

Net sales	$10,430	$10,565
Cost of sales	8,942	9,012
Gross profit	1,488	1,553

Selling, general and administrative expenses	(1,091)	(1,050)
Restructuring costs	(84)	—
Net financing charges	(66)	(63)
Equity income	148	79

Income before income taxes	395	519

Provision for income taxes	217	102

Net income	178	417

Less: income attributable to noncontrolling interests	30	38

Net income attributable to JCI	$148	$379

Diluted earnings per share	$0.21	$0.55

Diluted weighted average shares	689	690
Shares outstanding at period end	685	680

April 23, 2013 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2013	2012 (Revised)

Net sales	$20,852	$20,982
Cost of sales	17,856	17,893
Gross profit	2,996	3,089

Selling, general and administrative expenses	(2,143)	(2,085)
Restructuring costs	(84)	—
Net financing charges	(127)	(112)
Equity income	233	199

Income before income taxes	875	1,091

Provision for income taxes	313	215

Net income	562	876

Less: income attributable to noncontrolling interests	60	73

Net income attributable to JCI	$502	$803

Diluted earnings per share	$0.73	$1.17

Diluted weighted average shares	688	690
Shares outstanding at period end	685	680

April 23, 2013 Page 7 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	March 31,	September 30,	March 31,
	2013	2012	2012
ASSETS
Cash and cash equivalents	$481	$265	$240
Accounts receivable - net	7,317	7,308	7,402
Inventories	2,298	2,227	2,374
Other current assets	2,730	2,873	2,346
Current assets	12,826	12,673	12,362

Property, plant and equipment - net	6,525	6,440	6,086
Goodwill	7,097	6,982	7,040
Other intangible assets - net	1,126	947	966
Investments in partially-owned affiliates	1,059	948	961
Other noncurrent assets	3,224	2,894	3,558
Total assets	$31,857	$30,884	$30,973

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$2,080	$747	$678
Accounts payable and accrued expenses	7,125	7,204	7,269
Other current liabilities	2,896	2,904	2,608
Current liabilities	12,101	10,855	10,555

Long-term debt	4,590	5,321	5,645
Other noncurrent liabilities	2,929	2,752	2,710
Redeemable noncontrolling interests	205	253	318
Shareholders' equity attributable to JCI	11,798	11,555	11,595
Noncontrolling interests	234	148	150
Total liabilities and equity	$31,857	$30,884	$30,973

April 23, 2013 Page 8 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended March 31,
	2013	2012 (Revised)
Operating Activities
Net income attributable to JCI	$148	$379
Income attributable to noncontrolling interests	30	38

Net income	178	417

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	234	200
Pension and postretirement benefit cost	3	6
Pension and postretirement contributions	(29)	(22)
Equity in earnings of partially-owned affiliates, net of dividends received	(51)	(59)
Deferred income taxes	129	(26)
Impairment charges	13	14
Gain on divestitures - net	—	(35)
Fair value adjustment of equity investment	(82)	(12)
Other	14	18
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(316)	(277)
Inventories	(64)	(74)
Restructuring reserves	35	(5)
Accounts payable and accrued liabilities	248	186
Change in other assets and liabilities	(95)	(88)
Cash provided by operating activities	217	243

Investing Activities
Capital expenditures	(293)	(448)
Sale of property, plant and equipment	29	3
Acquisition of businesses, net of cash acquired	(113)	(19)
Business divestitures	—	91
Other	47	(7)
Cash used by investing activities	(330)	(380)

Financing Activities
Increase in short and long-term debt - net	241	313
Stock repurchases	(50)	(33)
Payment of cash dividends	—	(123)
Other	78	(1)
Cash provided by financing activities	269	156
Effect of exchange rate changes on cash and cash equivalents	11	(20)
Increase (decrease) in cash and cash equivalents	$167	$(1)

April 23, 2013 Page 9 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Six Months Ended March 31,
	2013	2012 (Revised)
Operating Activities
Net income attributable to JCI	$502	$803
Income attributable to noncontrolling interests	60	73

Net income	562	876

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	457	396
Pension and postretirement benefit cost (credit)	(13)	13
Pension and postretirement contributions	(45)	(364)
Equity in earnings of partially-owned affiliates, net of dividends received	(99)	(161)
Deferred income taxes	121	43
Impairment charges	13	14
Gain on divestitures - net	—	(35)
Fair value adjustment of equity investment	(82)	(12)
Other	27	36
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(75)	(71)
Inventories	(84)	(69)
Restructuring reserves	1	(15)
Accounts payable and accrued liabilities	81	(119)
Change in other assets and liabilities	(349)	(386)
Cash provided by operating activities	515	146

Investing Activities
Capital expenditures	(664)	(986)
Sale of property, plant and equipment	46	6
Acquisition of businesses, net of cash acquired	(113)	(30)
Business divestitures	—	91
Other	36	(92)
Cash used by investing activities	(695)	(1,011)

Financing Activities
Increase in short and long-term debt - net	614	1,121
Stock repurchases	(50)	(33)
Payment of cash dividends	(253)	(232)
Other	113	(19)
Cash provided by financing activities	424	837
Effect of exchange rate changes on cash and cash equivalents	(28)	11
Increase (decrease) in cash and cash equivalents	$216	$(17)

April 23, 2013

FOOTNOTES
1. Business Unit Summary

In the fourth quarter of fiscal 2012, the Company changed its method of accounting for pension and postretirement benefits which required retrospective application to prior year financial statements. As a result of this accounting change, the segment income amounts shown below reflect pension and postretirement expense reductions of $23 million ($0.02) for the fiscal 2012 second quarter and $46 million ($0.05) for fiscal 2012 year-to-date.

	Three Months Ended			Six Months Ended
	March 31,			March 31,
(in millions)	(unaudited)			(unaudited)
	2013	2012 (Revised)%		2013	2012 (Revised)%
Net Sales
Building Efficiency	$3,456	$3,556	-3%	$6,988	$7,098	-2%
Automotive Experience	5,414	5,596	-3%	10,628	10,857	-2%
Power Solutions	1,560	1,413	10%	3,236	3,027	7%
Net Sales	$10,430	$10,565		$20,852	$20,982

Segment Income (1) (2)
Building Efficiency	$139	$162	-14%	$311	$307	1%
Automotive Experience	185	234	-21%	286	435	-34%
Power Solutions	221	186	19%	489	461	6%
Segment Income	$545	$582		$1,086	$1,203

Restructuring costs	$(84)	$—		$(84)	$—
Net financing charges	(66)	(63)		(127)	(112)
Income before income taxes	$395	$519		$875	$1,091

Net Sales
Products and systems	$8,407	$8,495	-1%	$16,764	$16,829	0%
Services	2,023	2,070	-2%	4,088	4,153	-2%
	$10,430	$10,565		$20,852	$20,982

Cost of Sales
Products and systems	$7,263	$7,299	0%	$14,478	$14,458	0%
Services	1,679	1,713	-2%	3,378	3,435	-2%
	$8,942	$9,012		$17,856	$17,893

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring costs, and the net mark-to-market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

(2) These second quarter reported numbers include certain non-recurring items. The pre-tax non-recurring items are reported in the segments as follows:

	Automotive Experience		Building Efficiency		Power Solutions		Consolidated JCI
	2013	2012	2013	2012	2013	2012	2013	2012
Segment income, as reported	$185	$234	$139	$162	$221	$186	$545	$582

Non-recurring items:
Equity affiliate gain	(82)	—	—	—	—	—	(82)	—
Impairment Charges	—	—	—	—	—	14	—	14
Restructuring charges	—	9	—	11	—	—	—	20
Divestiture net gains	—	—	—	(35)	—	—	—	(35)

Segment income, excluding
non-recurring items	$103	$243	$139	$138	$221	$200	$463	$581

2. Acquisitions

In the second quarter of fiscal 2013, the Company acquired the remaining 50 percent of its equity interest in an Automotive Experience joint venture in India resulting in a gain of $82 million. The Company paid approximately $88 million (net of cash acquired of $4 million) for the remaining ownership percentage.

3. Income Taxes

The Company's effective tax rate before consideration of non-cash tax charges, restructuring costs, and other non-recurring items for the second quarter of fiscal 2013 and fiscal 2012 is 20 percent. The fiscal 2013 second quarter includes $111 million ($0.16) of non-cash tax charges related primarily to valuation allowances in Germany and Brazil.

4. Restructuring

The fiscal 2013 second quarter includes restructuring costs of $84 million related primarily to Automotive Interiors Europe and South America.

5. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012 (Revised)	2013	2012 (Revised)
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income available to common
shareholders	$148	$379	$502	$803

Interest expense, net of tax	—	—	—	1

Diluted income available to common
shareholders	$148	$379	$502	$804

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	684.0	680.0	683.6	679.9
Effect of dilutive securities:
Stock options and unvested restricted stock	5.4	6.2	4.4	5.9
Equity units	—	4	—	4
Diluted weighted average shares outstanding	689.4	689.9	688.0	689.5